Centurion Gold Holdings Acquires Platinum
                   and Chrome Assets Valued at $67.44 Million

JOHANNESBURG, South Africa - May 31, 2005 - Centurion Gold Holdings, Inc. (OTCBB:CGHI), announced today that it has acquired Kwela Mining Pty in an all stock transaction. The Kwela acquisition will increase Centurion's current resource holdings valued at $5.11 billion with platinum and chrome assets having a combined value of $98.87 million.

"The Kwela Mining portfolio consists of three properties: Maandagshoek Tailings Dump, Mooihoek Platinum Pipe Deposit, and Scheiding Chromite Deposit. Each bear assets that are uniquely valuable in how economically the minerals can be extracted. This can potentially allow us to turn these properties into revenue producers in a relatively short time frame. We continue to receive strong support from Black Economic Empowerment as we have committed to giving 5% of profits from the Kwela properties to the local community for their economic upliftment," stated Mr. Dale Paul, CEO of Centurion Gold Holdings.

Maandagshoek Tailing Deposit consists of ore which is fine-grained in nature and absent of chrome, thus improving beneficiation. Surface samples (grab samples and 1/2 meter deep holes) resulted in average grades of 1.03 g/t of platinum and trace levels of palladium and gold. Early indications of possible resource for the property are 13,000 oz. platinum resource valued at $11.19 million. This value represents only the top tailings of the dump and does not represent the interior where grades should prove to be higher. Kwela Mining's application for mineral rights on the property are pending approval and are considered to be imminent as there are no competing bids for the deposit.

Mooihoek Platinum Pipe Deposit contains the remnants of a platinum-rich dunite pipe of which platinum makes up 97.5% of the PGM's contained therein. The property represents an ideal opportunity for Centurion to lucratively begin mining platinum. The opencast mining section of the pipe offers an opportunity to simply remove waste rock before the ore can be accessed. The pipe consists almost entirely of platinum, thus allowing Centurion to benefit from the full platinum price in the final product. The low-cost accessibility of the top layers of platinum will allow Centurion to begin extracting, and then use revenues generated from top level extractions to invest in mining underground layers. Centurion estimates measured platinum resources (depth of 0 - 210m) of 25,427 oz. and indicated platinum resource (depth of 210 - 260m) of 13,057 oz., for a combined value of $33.13 million. Should the shallow layers prove viable, the Company could move forward with exploration of the inferred resource in the 260m to 400m depth; these inferred resources total 36,560 oz platinum and have a potential value of $31.48 million.

Scheiding Chromite Deposit represents 660,000 tons of potential chrome resource valued at $23.10 million. The ore is 70% lumpy and is considered the best chrome in the entire Bushveld Complex where the deposit resides. Due to the high-grade nature of the ore in the Scheiding Deposit as well the current high demand for chrome, this mine is considered especially viable economically. Chrome can be highly profitable since every ton of ore mined can be sold. Kwela has completed its applications, and approval for a prospecting permit is considered imminent. This would be the first step towards applying for a mineral lease.

Centurion's existing properties are valued at $5.11 billion and consist of gold resources of 6.74 million oz. with an estimated value of $2.86 billion, 1.41 million tons estimated chrome resource valued at $105.75 million, 5,000 tons of tin resources valued at $40.45 million, and 2.53 million oz. estimated platinum and platinum rich PGM resource valued at $2.09 billion. Traditional valuation methods of 10% of resources value the Company's current holdings at $510.54 million, or $3.79 per share. The Kwela deposits will add 660,000 tons chrome resource valued at $23.10 million, and 88,000 oz. platinum resource valued at $75.77 million to Centurion's current assets. The acquisition of the Kwela properties increase the Company's total resource value to $5.20 billion; traditional valuation methods of 10% of resources would then value the Company's holdings at $520.43 million, or $3.83 per sharer.

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About Centurion Gold Holdings, Inc.:


Centurion Gold Holdings is the only South African junior gold mining company publicly listed in the United States. The Company is executing a roll-up strategy acquiring proven mineral assets, "growth through acquisition;" these assets consist of near revenue stream and existing low cost production operations with turnaround opportunities. Based in South Africa, the Company is ideally suited to exploit new legislation implemented by the government in May 2004. This legislation enforces a "use it or lose it" strategy, whereby all mining claims must be prospected within a designated time frame, otherwise, such prospects revert to the state, thereby creating never before seen opportunities, particularly for smaller companies like Centurion. The Company has built a strong team of experienced management and operations mining professionals to exploit these opportunities, and is positioning itself to become a major producer by continually implementing its "growth through acquisition" strategy.


Forward-Looking Statements:


Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release the Company will appropriately inform the public.

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     ir@mccglobal.com
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     Carrie Howes, +44 (0) 20 7907 9850
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